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                                                                      EXHIBIT 14

                   CODE OF ETHICAL CONDUCT FOR SENIOR OFFICERS

In my role as a senior officer of Oakridge Energy, Inc. (the "Company") I recognize that senior officers hold an important and elevated role in corporate governance. I am uniquely capable and empowered to ensure that stakeholders' interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which senior officers are expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Company, the public and other stakeholders.

I certify to the Company that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2. I provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

3. I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4. I act in good faith, responsibly, with due care, competence and diligence without misrepresenting material facts or allowing my independent judgment to be subordinated.

5. I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6. I share knowledge and maintain skills important and relevant to my constituents' needs.

7. I proactively promote ethical behavior as a responsible partner among peers in my work environment and community.

8. I achieve responsible use of and control over all assets and resources employed or entrusted to me.



By /s/ Sandra Pautsky               By /s/ Carol J. Cooper
   --------------------------          ---------------------------
   Sandra Pautsky, President           Carol J. Cooper, Principal
   (Principal Executive                Financial Officer and
   Officer) and Director               Accounting Officer

DATE: May 31, 2005                     DATE: May 31, 2005